JOHN HANCOCK INVESTMENT TRUST

ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77I

Terms of New or Amended Securities

For John Hancock Balanced Fund, John Hancock Global Opportunities Fund, John Hancock Large Cap Equity Fund, John Hancock Small Cap Intrinsic Value Fund and John Hancock Sovereign Investors Fund

On May 3, 2011, the Board of Trustees approved the establishment of a new institutional share class, Class R6 shares, for the Funds and the related Multi-Class Plan.  The Board also authorized the filing of the related post-effective amendment to the Funds’ registration statement which was filed on August 30, 2011, accession number 0000950123-11-081283.